Exhibit 99.1

American Shared Hospital Services Reports Second Quarter 2018 Results

Revenue Increased 4.5% and Net Income Increased 154%

San Francisco, CA – August 9, 2018 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and six months ended June 30, 2018.

Recent Highlights

•	Total revenue in the second quarter was $5,169,000, a 4.5% increase vs. comparable period in 2017. Proton therapy revenue of $1,363,000 increased 58.1% year over year. Gamma Knife revenue of $3,594,000 declined 9.4% year over year due to contract term expirations at three Gamma Knife sites in April 2017, August 2017, and April 2018, which was partially offset by revenues from two new Gamma Knife sites that began treating patients in July 2017 and August 2017.

•	Total proton therapy factions in the second quarter increased 9.2% year over year. The increase for the second quarter was the result of the continued expected ramp up of the PBRT system at Orlando Health – UF Health Cancer Center (“Orlando Health”).

•	Secured contract to supply a Gamma Knife® Perfexion™ system to Methodist Hospitals–Southlake Campus, Merrillville, Indiana. This new Gamma Knife system is expected to begin treating patients in late 2018.

•	Announced proposed 2019 Centers for Medicare and Medicaid Services (CMS) proton therapy reimbursement rate increases of 1.6% for a simple treatment without compensation and 2.6% increase for a simple treatment with compensation, or an intermediate or a complex treatment. CMS proposed comprehensive reimbursement increase of 2.9% for the Gamma Knife.

•	Net income in the second quarter was $287,000, a 154% increase vs. comparable period in 2017. The increase in net income was due to increased revenues, a decrease in selling and administrative costs, and a decrease in income tax expense due to the Tax Act.

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are pleased to report another strong quarter for AMS, on sustained performance by our proton therapy business, a key driver in our revenue and earnings growth. Our Orlando Health single room proton system continues to deliver to expectations, with utilization gains supported by a growing number of clinical evidence demonstrating the benefits of this therapeutic technology. On Saturday, July 28, 2018, certain components of the Company’s proton therapy system sustained water damage resulting from the facility’s water evacuation system. We currently estimate that the proton therapy service will be down for two weeks from the date damaged, pending further developments. We expect repairs to the system to be covered under existing insurance and any interruption in service also to be an insurable event after a five-day waiting period. Accordingly, we do not currently anticipate that this interruption in service will have a significant impact on our financial performance. This is a temporary interruption and will not impact the expected long-term growth of the program.”

Dr. Bates added, “As expected, our Gamma Knife business reflects the transition into new centers as well as the winding down of a few sites. Looking ahead, we expect positive gains on patient traction from new sites in Lima, Peru and Lincoln, Nebraska, in addition to a third site coming on line in Merrillville, Indiana later this year.

“We are executing to plan, driving utilization on existing systems and implementing focused expansion plans into new territories, in line with our goal to make the best healthcare technology accessible,” concludes Dr. Bates.

Financial Results for the Three Months Ended June 30, 2018

For the three months ended June 30, 2018, rental income from medical services increased 4.5% to $5,169,000 compared to rental income from medical services of $4,945,000 for the second quarter of 2017. Net income attributable to the Company for the second quarter of 2018 was $287,000, or $0.05 per share. This compares to net income attributable to the Company for the second quarter of 2017 of $113,000, or $0.02 per share.

Second quarter revenue for the Company's initial proton therapy system installed at Orlando Health in Florida increased 58.1% to $1,363,000 compared to revenue for the second quarter of 2017 of $862,000.

Revenue for the Company's Gamma Knife operations decreased 9.4% to $3,594,000 for the second quarter of 2018 compared to $3,968,000 for the second quarter of 2017. As previously announced, AMS lost one of its Gamma Knife units due to the expiration of its contract term at the end of April 2017, a second unit in August 2017, and one in April 2018. The decrease in revenue from these sites was partially offset by revenue from two new sites, in Lima, Peru and Lincoln, Nebraska, that began operations in the third quarter of 2017.

Rental income from medical services gross margin for the second quarter of 2018 decreased to $2,081,000 or 40.3% of revenue, compared to rental income from medical services gross margin of $2,251,000 or 45.5% of revenue for the second quarter of 2017. This reflected an increase in costs of revenue primarily attributable to the initiation of maintenance and service costs for the Company’s proton therapy system at Orlando Health.

Non-GAAP pre-tax income, net of income attributable to non-controlling interest, was $456,000 for the second quarter of 2018.  This compares to non-GAAP pre-tax income, net of income attributable to non-controlling interest, of $333,000 for the second quarter of 2017. Please refer to the financial statements included with this press release for a reconciliation of GAAP to non-GAAP financial measures.

Adjusted EBITDA, a non-GAAP financial measure, was $2,561,000 for the second quarter of 2018, compared to $2,549,000 for the second quarter of 2017.

Financial Results for the Six Months Ended June 30, 2018

For the six months ended June 30, 2018, rental income from medical services increased 6.2% to $10,474,000 compared to rental income from medical services of $9,859,000 for the first six months of 2017.

Excluding treatments at three customer sites lost due to the expiration of their contract terms and the Company’s two new sites, Gamma Knife revenue decreased 4.0% for the first half of 2018 compared to the first half of 2017.

Proton therapy revenue increased 28.0% to $2,582,000 for the first half of 2018 compared to $2,017,000 for the first half of 2017.

Net income attributable to the Company for the first six months of 2018 was $677,000, or $0.12 per share. This compares to net income attributable to the Company for the first six months of 2017 of $406,000, or $0.07 per share.

Adjusted EBITDA, a non-GAAP financial measure, was $5,238,000 for the first six months of 2018, compared to $5,165,000 for the first six months of 2017.

Balance Sheet Highlights

At June 30, 2018, cash and cash equivalents was $3,493,000, compared to $2,152,000 at December 31, 2017. Shareholders' equity at June 30, 2018 was $31,071,000, or $5.44 per outstanding share. This compares to shareholders' equity at December 31, 2017 of $29,885,000, or $5.23 per outstanding share.

Conference Call and Webcast Information

American Shared has scheduled a conference call at 12: 00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial 1 (800) 471-6718 at least 5 minutes prior to the scheduled start time, and mention confirmation number 47389256. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or www.streetevents.com (institutional investors). A replay will be available until August 23, 2018 at the same internet addresses, or by dialing 1 (888) 843-7419 and entering 47389256# when prompted.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT and IMRT systems.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth in volume of the MEVION S250 system, the expansion of the Company's proton therapy business, and the timing of treatments by new Gamma Knife systems) which involve risks and uncertainties including, but not limited to, the risks of variability of financial results between quarters, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of the timing, financing, and operations of the Company’s proton therapy business. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the three months ended March 31, 2018, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 14, 2018.

Non-GAAP Financial Measure

Neither Adjusted EBITDA, nor non-GAAP pre-tax income, the non-GAAP measures presented in this press release and supplementary information, is a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures should not be considered as substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability. We use these non-GAAP financial measures as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance.

Contacts:

American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

eabates@ashs.com

PCG Advisory Group, Investor Relations

Vivian Cervantes

P: 646-863-6274

vivian@pcgadvisory.com

American Shared Hospital Services

Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Rental income from medical services	$5,169,000	$4,945,000	$10,474,000	$9,859,000
Costs of revenue	3,088,000	2,694,000	6,187,000	5,262,000
Gross margin	2,081,000	2,251,000	4,287,000	4,597,000
Selling & administrative expense	1,032,000	1,138,000	2,017,000	2,277,000
Interest expense	406,000	444,000	831,000	897,000
Operating income	643,000	669,000	1,439,000	1,423,000
Proceeds from investment in equity securities	22,000	0	22,000	0
Other income (loss)	4,000	(5,000)	9,000	(1,000)
Income before income taxes	669,000	664,000	1,470,000	1,422,000
Income tax expense	169,000	220,000	319,000	436,000
Net income	500,000	444,000	1,151,000	986,000
Less: Net (income) attributable to non-controlling interest	(213,000)	(331,000)	(474,000)	(580,000)
Net income attributable to American Shared Hospital Services	$287,000	$113,000	$677,000	$406,000

Income per common share:
Basic	$0.05	$0.02	$0.12	$0.07
Assuming dilution	$0.05	$0.02	$0.12	$0.07

American Shared Hospital Services

Balance Sheet Data

	6/30/2018	12/31/2017
Cash and cash equivalents	$3,493,000	$2,152,000
Current assets	$9,764,000	$8,893,000
Total assets	$58,074,000	$58,176,000

Current liabilities	$8,804,000	$9,007,000
Shareholders' equity	$31,071,000	$29,885,000

American Shared Hospital Services

Adjusted EBITDA

	June 30	June 30	YTD	YTD
	2018	2017	2018	2017
Net Income Attributable to American Shared Hospital Services	$287	$113	$677	$406
Plus:
Income Tax Expense	169	220	319	436
Interest Expense	406	444	831	897
Depreciation and Amortization Expense	1,664	1,722	3,321	3,326
Stock-Based Compensation Expense	57	50	112	100
Proceeds from investment in equity securities	(22)	-	(22)	-
Adjusted EBITDA	$2,561	$2,549	$5,238	$5,165

American Shared Hospital Services

Non-GAAP Pre-Tax Income

	June 30	June 30	YTD	YTD
	2018	2017	2018	2017
Income before income taxes	$669	$664	$1,470	$1,422
Less: Net (income) attributable to non-controlling interest	(213)	(331)	(474)	(580)

Non-GAAP Pre-tax Income	$456	$333	$996	$842